UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Nuveen Performance Plus Municipal Fund, Inc. (NPP)

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New Fundamental Policy Proposals Regarding the Making of Loans for
Nuveen Municipal Bond Closed-End Funds
Additional Q&A
July 27, 2011

Q:	Why are the funds proposing a change to their fundamental investment policies that would permit the funds to make loans?

A:	This proposal is part of a multi-year effort to ensure that all of Nuveen’s municipal bond closed-end funds have a uniform and updated set of investment policies that reflect the evolution and changes in the municipal bond market that have emerged over the past 20 years. This particular proposal is part of a more comprehensive “best practices” initiative on behalf of the funds that began more than three years ago.

Nuveen’s municipal bond closed-end funds have been brought to market at different intervals over the course of more than 20 years, and reflect various policies and investment capabilities appropriate to the market environment at the time of their creation, which reflect new developments over that period in the municipal market, including new types of securities and investment strategies. Consequently, many of Nuveen’s more recently offered municipal bond closed-end funds feature investment capabilities not uniformly enjoyed by older municipal bond closed-end funds. The proposals set forth in the Proxy Statement for the “Affected Municipal Funds” are designed to provide those funds with the same portfolio management tools currently available to Nuveen’s more recently offered funds.

Q:	Was there a particular catalyst or portfolio concern prompting this proposal?

A:	This proposal is part of a broader policy initiative undertaken by Nuveen for the past several years. There are currently no identified credit situations within the complex where this option is intended or targeted. As stated in the Proxy Statement, this policy change proposal reflects the broader intent to provide the Affected Municipal Funds the same portfolio management flexibility already available to other funds with similar investment objectives within the Nuveen complex.

Q:	Does this proposal reflect a growing concern on Nuveen’s part over the state of municipal issuers?

A:	Nuveen’s portfolio management and research team is actively engaged in monitoring both macro issues impacting the municipal bond market as well as individual credit holdings held by the various funds. The team regularly comments on the strength of the municipal bond market as well as provides in-depth research articles, and such commentary is available on our website.

Providing a fund with the option of making loans to help facilitate a timely workout of a distressed issuer’s situation merely provides the fund with an additional tool to help preserve shareholder value, and, importantly, should not be viewed as a commentary on the state of the municipal bond market.

Q:	Have the funds participated in loans to municipal issuers in the past?

A:	Though such a loan situation in the municipal market is rare, it represents a more common workout practice in the corporate bond market. The most recent situation where a Nuveen fund with the flexibility to do so made a loan to an issuer facing a credit workout situation occurred approximately eight years ago. Since that time, a limited number of funds having a policy permitting the making of loans have considered doing so in particular workout situations, but have taken other actions in pursuit of maximizing shareholder value.

Q:	Is this proposal in response to any past or current municipal credit litigation?

A:	This proposal is not related to any past or pending litigation.

Q:	Have voters approved this proposal?

A:	The vote by shareholders of Affected Municipal Funds to approve the new policy proposal remains open, as a quorum has yet to be obtained. The funds holding the shareholder meeting at which this issue has been presented have adjourned the meeting until August 31, 2011.

Q:	If approved, do you know when/if you plan to employ this option?

A:	As stated in the Proxy Statement, this policy is designed to provide each fund the flexibility to make loans in circumstances where a municipal issuer is in distress if the adviser believes that doing so would both:
•	facilitate a timely workout of the issuer’s situation in a manner that benefits the fund; and,

•	is the best choice for reducing the likelihood or severity of loss on the fund’s investment.
Again, there are currently no identified credit situations within the complex where this option is intended or targeted.
Q:	Will this option impact how the underlying bonds should be valued?

A:	The funds will value a loan based on several factors that draw upon policies and procedures adopted and approved by the funds’ Board of Trustees/Directors that are able to value instruments issued in these types of situations. As with any investment, risks exist, and if the adviser is wrong, the valuation of a particular loan could be impacted and effect the value of the underlying bond held in the fund. However, we would not expect that any loans would constitute a meaningful portion of a fund’s total assets.